Exhibit (d)(2)

SUBADVISORY AGREEMENT

PFM Multi-Manager Series Trust

on behalf of

[FUND NAME]

THIS SUBADVISORY AGREEMENT made as of _______ __, 2017, by and between PFM Asset Management LLC, a Delaware limited liability company (hereinafter called “PFM”), and _______________, a ________________ (hereinafter called “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, [______] (the “Fund”), a series of PFM Multi-Manager Series Trust (the “Trust”), is an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust has retained PFM to render investment management services to the Trust, on behalf of the Fund, pursuant to an investment management agreement (the “Management Agreement”) between the Trust and PFM dated as of ______ ___, _____; and

WHEREAS, the Management Agreement provides that PFM may delegate any or all of its investment management services under the Management Agreement to one or more sub-advisers; and

WHEREAS, PFM desires to retain Sub-Adviser to render investment advisory services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Adviser is willing to furnish said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.   Appointment of Sub-Adviser.

(a) PFM hereby appoints Sub-Adviser to act as a sub-adviser for the Fund, subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of PFM. Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such guidelines and limitations as PFM and Sub-Adviser shall agree from time to time (the “Investment Strategy”). Sub-Adviser acknowledges and agrees that the various investment management services provided herein will apply to the portion of the Fund’s assets allocated to Sub-Adviser by PFM, from time to time, which may consist of all, a portion or none of the Fund’s assets (the “Sub-Advised Portion”). Sub-Adviser hereby accepts such appointment and agrees during such period, subject to oversight of the Board and PFM, to render the services and to assume the obligations set forth herein.

(b) The Sub-Adviser shall not be responsible for aspects of the Fund’s investment program other than the implementation of the Investment Strategy with respect to the Sub-Advised Portion unless expressly set forth herein.

2.   Services to be Rendered by the Sub-Adviser.

(a) Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Sub-Advised Portion (the “Investment Program”), determining in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the

Sub-Advised Portion in a manner consistent with (i) the Investment Strategy, (ii) the investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (the “Prospectus”) and statement of additional information (“SAI”) included in the Trust’s registration statement on Form N-1A under the 1940 Act, as may be amended or supplemented from time to time (together, the “Registration Statement”), (iii) the Trust’s Agreement and Declaration of Trust as may be amended or supplemented from time to time and (iv) any written instructions or policies which the Board or PFM may deliver to the Sub-Adviser from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 of the 1940 Act that are applicable to the Fund (together, the “Policies”). In the implementation of the Investment Program, the Sub-Adviser shall determine what investments shall be purchased, held, sold or exchanged by the Sub-Advised Portion and what portion, if any, of the assets of the Sub-Advised Portion shall be held in cash or cash equivalents.

In the performance of its duties, the Sub-Adviser shall comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), and the Commodity Exchange Act (the “CEA”), and the rules under each, (ii) the terms of this Agreement, (iii) the Investment Strategy and (iv) the Policies, all as may be amended or supplemented from time to time.

(b) Portfolio Transactions.

(i)  To the extent that Sub-Adviser uses counterparties with respect to the Sub-Advised Portion for brokerage, futures and options clearing and ISDA purposes, Sub-Adviser shall use such counterparties under agreements set up by, and in the name of, the Trust or the Fund. Sub-Adviser shall not establish any brokerage, futures and options clearing or ISDA arrangements for the Sub-Advised Portion without the prior express written consent of PFM.

(ii) Sub-Adviser shall place orders for the execution of portfolio transactions for the Sub-Advised Portion with broker-dealers selected by Sub-Adviser. In selecting broker-dealers and the placement of orders for the purchase and sale of investments for the Sub-Advised Portion, the Sub-Adviser shall seek to obtain best execution. It is understood in accordance with Section 28(e) of the Securities Exchange Act of 1934 that Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or Sub-Adviser’s overall responsibilities to Sub-Adviser’s discretionary accounts.

(iii) On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders of the Fund and such other clients for the purchase or sale of such security or other investment to attempt to obtain a more favorable price or lower brokerage commissions. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that the Sub-Adviser considers to be fair and equitable.

(c) Board Reports. Sub-Adviser shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Sub-Advised Portion, all in such form and detail as requested by PFM and the Board. Sub-Adviser shall also make an investment officer available to attend such meetings of the Board as PFM or the Board may reasonably request.

(d) Proxy Voting. Sub-Adviser shall be required to vote all proxies, with respect to the Sub-Advised Portion, in accordance with Sub-Adviser’s proxy voting policies and procedures, provided that PFM reserves the right to vote said proxies upon providing a written instruction to Sub-Adviser. Sub-

Adviser shall make all proxy votes available to PFM upon its written request. If both Sub-Adviser and another entity managing assets of the Fund have invested the Fund’s assets in the same security, Sub-Adviser and such other entity will each have the power to vote its pro rata share of such security in accordance with its respective proxy voting policies and procedures. Sub-Adviser will establish a process for the timely distribution of Sub-Adviser’s voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by applicable regulatory filings.

(e) Daily Trade Reporting. In connection with any purchase or sale of securities or other financial instruments for the Sub-Advised Portion, the Sub-Adviser shall arrange for the transmission to the custodian for the Fund (the “Custodian”) and other service providers of the Fund on a daily basis such confirmation, trade tickets, and other information reasonably requested by the Custodian to enable the Custodian to perform its custodial, administrative and record-keeping responsibilities with respect to the Fund. Copies of such confirmations, trade tickets, and other information shall be concurrently provided to the Fund’s administrator or its designee (the “Administrator”).

(f)  Monitoring of the Sub-Advised Portion. Sub-Adviser shall be responsible for daily monitoring of the investment activities and portfolio holdings of the Sub-Advised Portion to ensure compliance with the Investment Strategy, Prospectus, SAI, Registration Statement, Policies and applicable law. Sub-Adviser shall advise PFM promptly in the event it becomes aware of any non-compliance with any of the above with respect to the Sub-Advised Portion.

(g) Valuation of Sub-Advised Portion. The Sub-Adviser agrees to take reasonable steps to monitor the Sub-Adviser Portion and to notify the PFM or its designee on any day that the Sub-Adviser determines that a “significant event” has occurred with respect to one or more securities held in the Sub-Adviser Portion such that, in the Sub-Adviser’s reasonable judgment, the price of the security(ies) as of the close of trading is not a valid indicator of the value of the security(ies). As requested by the PFM or the Trust’s Valuation Committee, the Sub-Adviser hereby agrees to provide its commercially reasonable best efforts to assist the Valuation Committee of the Trust, PFM and the Trust’s pricing agents in valuing the Sub-Adviser Portion of the portfolio. Such assistance may include advice on fair value pricing of portfolio securities, as requested by PFM, provided that PFM and the Trust understand that the Sub-Adviser is not the Fund’s valuation agent. The Sub-Adviser agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures as provided to the Sub-Adviser, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by PFM or the Trust.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Fund or PFM to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, the Securities Act of 1933, and any rule or regulation thereunder.

(h) Review of Materials. Upon PFM’s request, Sub-Adviser shall review and comment on selected portions relating to Sub-Adviser and/or the Investment Strategy of the Registration Statement, other offering documents and marketing materials prepared by PFM (or its affiliates) for the Fund. Sub-Adviser shall promptly notify PFM if any information in the Registration Statement or other materials that it has reviewed is (or will become) inaccurate or incomplete.

(i)  Delegation. Sub-Adviser may not delegate to one or more entities any of the services for which Sub-Adviser is responsible under this Agreement without the prior consent and approval of PFM and the Board. In the event that Sub-Adviser requests, and PFM and the Board consent to, any such delegation, Sub-Adviser will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Fund with a view to preventing violations of the federal securities laws.

(j)  Independent Contractor. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, the Fund or PFM in any way, including in any litigation or administrative proceeding involving the Fund or any security or investment held by the Fund, or otherwise be deemed an agent of the Trust, the Fund or PFM, except as expressly authorized in this Agreement or another writing by the Trust, the Fund or PFM.

(k) Legal Proceedings. The Sub-Adviser shall not act for, represent, or purport to bind the Trust, the Fund, or PFM in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings. The Sub-Adviser does, however, agree that it will promptly notify PFM of any legal matters affecting the Fund or any security or investment currently or formerly held in the Fund, that Sub-Adviser reasonably believes the Fund and PFM should consider pursuing (“Legal Matters”). Sub-Adviser agrees to cooperate with PFM to provide reasonable assistance regarding any Legal Matters, including providing factual information in its possession regarding such Legal Matters as the Fund and/or PFM may reasonably request.

(l) Regulatory Examinations. The Sub-Adviser will cooperate promptly and fully with PFM and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or PFM brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(m) Marketing. The Sub-Adviser will use its best reasonable efforts to market the Fund in coordination with PFM, subject to applicable limitations imposed upon such efforts by state and/or federal law. These efforts include but are not limited to (i) providing regular written or oral market commentary, (ii) attending and/or participating in sales calls and (iii) review and approval of portfolio analytics for marketing materials.

3.  Expenses. During the term of this Agreement, Sub-Adviser shall bear its own expenses incurred in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Sub-Advised Portion. The Fund and PFM will be responsible for all of their respective expenses.

4.  Books and Records; Notices of Events.

(a) Books and Records. In compliance with the requirements of Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act, Sub-Adviser hereby agrees to maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder relating to the Sub-Advised Portion and that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the Rules under the 1940 Act the records required to be maintained thereunder.

(b) Notice of Certain Events. Sub-Adviser will promptly notify PFM in writing of the occurrence of any of the following events:

(i) Sub-Adviser ceases to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii) the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceeding involving the affairs of the Fund or Sub-Adviser’s management of the Sub-Advised Portion;

(iii) any change in control or management of Sub-Adviser; and

(iv)  any changes in the key personnel who are the portfolio managers responsible for the management of the Sub-Advised Portion prior to such change.

(c) Compliance Notices. Throughout the term of this Agreement, Sub-Adviser shall submit to PFM: (a) any material changes to Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that relate to the services provided by Sub-Adviser to the Fund, (b) notification of regulatory examinations of Sub-Adviser and general descriptions of the results of such examinations and of any periodic testing of the Compliance Policies, and (c) notification of any material compliance matter that relates to the services provided by Sub-Adviser to the Fund including but not limited to any material violation of the Compliance Policies or of the code of ethics of Sub-Adviser. Throughout the term of this Agreement, Sub-Adviser shall provide PFM with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by PFM) that PFM may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act.

(d) Documents. PFM has furnished or will furnish to Sub-Adviser as soon as available copies (and any amendments thereto) of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, and Bylaws; the Registration Statement, the Prospectus and SAI; the Management Agreement; and the Policies.

5.  Compensation.

(a) PFM shall pay a monthly fee in cash to Sub-Adviser calculated daily at an annual rate of ____% of the value of the Sub-Advised Portion’s net assets as compensation for the services rendered and obligations assumed by Sub-Adviser during the preceding month. The sub-advisory fee under this Agreement shall be payable on the fifteenth (15th) calendar day of each month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by PFM relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for that month according to the proportion of the number of calendar days in the month during which the Agreement is in effect with respect to the total number of calendar days in the month. The prorated monthly fee shall be payable within 15 calendar days after the date of termination.

6.  Representations, Warranties and Covenants.

(a) Sub-Adviser. Sub-Adviser represents and warrants to PFM that:

(i)  the retention of Sub-Adviser by PFM as contemplated by this Agreement is permitted under Sub-Adviser’s governing documents;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which Sub-Adviser or its property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Agreement has been duly authorized by appropriate action of Sub-Adviser and when executed and delivered by Sub-Adviser will be a legal, valid and binding obligation of Sub-Adviser;

(iv)  Sub-Adviser is registered as an investment adviser under the Advisers Act and is duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform its obligations under this Agreement; and

(v) Sub-Adviser is not prohibited by the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement.

(b) PFM. PFM represents and warrants to the Sub-Adviser that:

(i)  the retention of the Sub-Adviser by PFM as contemplated by this Agreement is authorized by the governing documents of PFM;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which PFM or its property is bound, whether arising by contract, operation of law or otherwise; and

(iii) this Agreement has been duly authorized by appropriate action of PFM and when executed and delivered by PFM will be a legal, valid and binding obligation of PFM, enforceable against PFM in accordance with its terms.

7.   Liability; Indemnification.

(a) Liability. Neither Sub-Adviser nor any of its directors, officers or employees shall be subject to liability to PFM or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by PFM to provide investment management services to the Fund, provided that nothing herein shall be construed to protect the Sub-Adviser or any director, officer or employee of Sub-Adviser in the event of (i) Sub-Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and PFM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Advisor for use therein.

(b) Indemnification. Sub-Adviser agrees to indemnify and hold harmless the Fund, PFM and each of its affiliates, officers, directors, trustees, and employees (each a “PFM Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a PFM Indemnified Party with respect to (i) Sub-Adviser’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser to the extent that such statement was made in reliance on information furnished to the Fund and PFM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Advisor for use therein, together with all legal and other expenses reasonably incurred by any such PFM Indemnified Party in connection with such liability.

(c) Liability. Neither PFM (including its directors, officers and employees) nor the Fund shall be subject to liability to the Sub-Adviser for any error of judgment or mistake of law by PFM, pertaining to the Fund, provided that nothing herein shall be construed to protect PFM (including its directors, officers and employees) or the Fund in the event of (i) PFM’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or under the Management Agreement between PFM and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on information furnished to the Fund and PFM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein.

(d) Indemnification. PFM and the Fund agree to indemnify and hold harmless the Sub-Adviser and each of its affiliates, officers, partners, and employees (each a “Sub-Adviser Indemnified Party”) against, all losses, damages, costs and expenses incurred by a Sub-Adviser Indemnified Party with respect to (i) PFM’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or under the Management Agreement between PFM and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Adviser unless such statement was made in reliance on information furnished to the Fund and PFM by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser for use therein, together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party in connection with such liability.

(e) No provision of this Agreement shall be construed to protect any director or officer of PFM or Sub-Adviser, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8.  Confidentiality. Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.  Other Accounts.

(a) It is understood that the services provided by Sub-Adviser are not to be deemed exclusive. PFM acknowledges that Sub-Adviser may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. PFM agrees that Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Sub-Advised Portion.

(b) Sub-Adviser may not consult with any other sub-advisers for the Fund or other series of the Trust about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund or the Trust. Nothing in this Agreement shall be construed to prevent Sub-Adviser from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

10. Term; Termination.

(a) This Agreement shall be effective as of the date given above and shall continue in effect for two (2) years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to PFM and Sub-Adviser, (ii) by PFM or Sub-Adviser upon at least sixty (60) days’ written notice to the other party, and (iii) by PFM or the Fund upon a material breach by Sub-Adviser of any of Sub-Adviser’s obligations or representations under this Agreement if such breach is not corrected within five (5) business days after notice thereof by PFM or the Fund.

(c) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between PFM and the Fund.

(d) In the event that there is a proposed reorganization or change in control of the Sub-Adviser that, in Trust counsel’s judgment, would act to terminate this Agreement, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of printing and mailing) associated with the preparation of a proxy statement or information statement, as may be needed, related to the continuation or replacement of this Agreement with Sub-Adviser.

11.  Use of Name in Marketing Materials. During the term of this Agreement, PFM or its affiliates shall have permission to use Sub-Adviser’s name in the operation and marketing of the Fund, and agrees to furnish Sub-Adviser at the address reflected in Section 12 hereunder all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to Sub-Adviser in any way. During the term of this Agreement, Sub-Adviser may not use the name of the Fund, PFM or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in advance and in writing by PFM.

12.  Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, facsimile or e-mail (confirmed by telephone); notice is effective when received. Notice shall be given to the parties at the following addresses:

PFM:	PFM Asset Management LLC
One Keystone Plaza, Suite 300
North Front & Market Streets
Harrisburg, Pennsylvania 17101
Attn: General Counsel

Sub-Adviser:	[Sub-Advisor Name]
[Address Line 1]
[Address Line 2]
Attn: [Sub-Advisor Contact]

Fund:	PFM Multi-Manager Series Trust
One Keystone Plaza, Suite 300
North Front & Market Streets
Harrisburg, Pennsylvania 17101
Attn: General Counsel

13.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.  Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America, without regard to conflicts of law principles and in accordance with the 1940 Act. In case of any conflict, the 1940 Act shall control.

15. Acknowledgment. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

16. Headings; References. Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

PFM Asset Management LLC

By                   ________________________

Name & Title ________________________

[SUB-ADVISER]

By                   ________________________

Name & Title ________________________

PFM Multi-Manager Series Trust, on behalf of [____], hereby acknowledges and agrees to the provision of Sections 3 and 7 of this Agreement.

By                   ________________________

Name & Title ________________________

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